As filed with the Securities and Exchange Commission on November 3, 2000
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                             WebLink Wireless, Inc.
             (Exact name of Registrant as specified in its charter)

               Delaware                                   75-2575229
    (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                  Identification Number)

                                3333 Lee Parkway
                                   Suite 100
                                Dallas, TX 75219
                             Phone: (214) 765-4000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            -----------------------

                          Frederick G. Anderson, Esq.
                 Vice President, General Counsel and Secretary
                             WebLink Wireless, Inc.
                                3333 Lee Parkway
                                   Suite 100
                                Dallas, TX 75219
                             Phone: (214) 765-4536
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            -----------------------

                                   Copies to:

                             John G. Crowley, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                               New York, NY 10017
                             Phone: (212) 450-4550
                           Facsimile: (212) 450-3550

                            -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                            -----------------------


                                                    CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                       Proposed Maximum      Proposed Maximum
              Title of Each Class                  Amount to be       Offering Price Per    Aggregate Offering         Amount of
        of Securities to be Registered              Registered             Share(1)              Price(1)           Registration Fee
------------------------------------------------------------------- -------------------------------------------- -------------------
Class A Convertible Common Stock, par value      8,500,000 shares          $7.7655             $66,006,750              $17,426
$.0001 per share
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457 (c), based upon the average of the high and low prices of the common stock on the Nasdaq National Market on October 27, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS (Subject to Completion)
Dated November 3, 2000

8,500,000 Shares

WEBLINK WIRELESS, INC.


Class A Convertible Common Stock

This prospectus relates to offerings from time to time of a total of 8,500,000 shares of our Class A Convertible common stock.

We will provide specific terms of these shares in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the Nasdaq National Market System under the symbol "WLNK".

Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_______ __, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WebLink Wireless...............................................................1
Risk Factors...................................................................2
Special Note Regarding Forward-looking Statements..............................6
Use of Proceeds................................................................7
Dividend Policy................................................................7
Market Price Information.......................................................8
Shares Eligible for Future Sale................................................9
Plan of Distribution..........................................................10
Legal Matters.................................................................11
Experts.......................................................................11
Where You Can Find More Information...........................................11

                            -----------------------


     In this prospectus, "WebLink Wireless," "we," "us" and "our" refer to WebLink Wireless, Inc., and "common stock" refers to our Class A Convertible common stock, par value $.0001 per share.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of the shares of common stock and the distribution of this prospectus outside the United States.

                            -----------------------

                                WEBLINK WIRELESS

     WebLink Wireless is a leading provider of wireless data and traditional one-way paging services. We have positioned ourselves to move aggressively into wireless data services, building upon our vision of WebLink Wireless as a provider of services using the World Wide Web to link people to other people and information in ways that make their lives more fun, informative and productive. In April 1999, we substantially completed the construction of our nationwide Internet protocol ("IP") based, two-way wireless data network that covers approximately 90% of the U.S. population. This was the culmination of over four years of development efforts and, as of June 30, 2000, we have invested about $450 million in capital expenditures for infrastructure and frequency licenses for our internet-protocol-based network. In December 1999, we changed our name to WebLink Wireless, Inc., reflecting our strategic move toward Internet-based products and services in which wireless Internet subscriber devices are used for sending and receiving messages and information. In February 2000, we began providing full two-way wireless data services, and in June 2000 we received our first shipments of the Motorola Talkabout T900 subscriber device, an affordable device about the size of a jumbo pack of gum with a flip up screen and full QWERTY keyboard. The availability of the Motorola T900 resulted in a 55.2% increase in wireless data net subscriber additions from the second to the third quarter of 2000. We had 32,722, 52,512 and 81,055 wireless data net subscriber additions in the first, second and third quarter of 2000, respectively.

     Our principal executive offices are located at 3333 Lee Parkway, Suite 100, Dallas, Texas 75219 and our telephone number is (214) 765-4000. Our worldwide web site address is www.weblinkwireless.com. The information on our web site is not part of this prospectus.

                                  RISK FACTORS

     You should carefully consider each of the risks and uncertainties described below and all of the other information in this prospectus or incorporated by reference before deciding to invest in shares of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

     If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline.

     Our future success will depend on the commercial viability of wireless data services.

     We cannot assure you that wireless data services, including wireless e-mail, peer to peer messaging and information on demand, which are new products to the market, will be accepted in the marketplace and be commercially viable. Wireless data services could be affected by matters beyond our control. These matters include:

     o     the degree of market acceptance;

     o     the future availability and cost of subscriber devices;

     o     technological changes affecting wireless data services;

     o     marketing and pricing strategies of competitors; and

     o     regulatory developments and general economic conditions.

     We have a long history of operating losses and we expect these losses to continue for at least the next couple of years.

     We sustained consolidated operating losses in each year of operations through 1997. Although we recognized a $2.5 million operating profit in 1998, we sustained an aggregate $32.9 million operating loss for the three year period ended December 31, 1999. We had an $18.3 million operating loss in the first six months of 2000. We expect to continue to incur operating losses at least through 2002. Although we had positive EBITDA of $27.3 million for 1997, $45.9 million for 1998 and $45.4 million for 1999, prior to 1996 we had negative EBITDA in each year of our operations, which resulted principally from expenditures associated with growth of our subscriber base.

     We expect that our traditional paging operations will continue to generate EBITDA at a declining rate over at least the next couple of years, which will be used primarily to help fund our wireless data operations. We cannot assure you that our traditional paging operations will continue to generate EBITDA or that our consolidated operations will become profitable or continue to generate positive EBITDA. If we cannot achieve operating profitability or continue to generate EBITDA, we may not be able to fund our operations or make required debt service payments.

     We have substantial cash requirements and cannot assure you that we will be able to finance them.

     In addition to funding our operating losses, we expect to require at least $75 million for capital expenditures, including expenditures for subscriber units leased to customers, for the five quarters ending December 31, 2001. More capital expenditures may be required if we participate in auctions for additional frequency licenses. Our 15% Senior Discount Notes due 2005 require cash payments of interest in the amount of $15.5 million in February 2001 and in August 2001. Our ability to incur indebtedness is limited by the covenants contained in our debt indentures and bank credit facility. The lenders' commitment to lend additional amounts in both our vendor financing arrangement and the $75 million term loan portion of our credit facility expires on December 31, 2000, although the commitment to lend up to $25 million of revolving loans does not expire until June 30, 2003. As a result, any additional financing may need to be in the form of new equity capital. We cannot assure you that sufficient financing will be available and, if available, on attractive terms.

     We operate in a highly competitive market and we may be unable to compete effectively, especially against competitors with greater financial and other resources.

     We face significant competition in all of our markets. Many of our competitors, which include regional and national paging companies, providers of broadband personal communications services and certain regional telephone companies, possess significantly greater financial, technical and other resources. Our competitors could adversely affect our results of operations by devoting additional resources to the wireless data or traditional paging business or focusing their strategy on our marketing and product niches. For competitive and marketing reasons, we sell new subscriber units in our retail distribution channel for less than their acquisition cost. In addition, a number of telecommunications companies (including PCS providers) have constructed or are in the process of constructing nationwide networks that offer services similar to our services, including wireless data services such as two-way messaging.

     Our high level of indebtedness could adversely affect your investment.

     We are highly leveraged, primarily as a result of debt financing incurred to fund the construction of our nationwide wireless data network, the growth of our subscriber base and the acquisition of the narrowband PCS licenses. At September 30, 2000, our long-term debt was $477.2 million and our stockholders' deficit was $164.7 million. In addition, the accretion of original issue discount on our outstanding indebtedness will cause a substantial increase in indebtedness. Our deficiency of earnings before fixed charges to cover fixed charges for each of 1997, 1998, 1999 and the first six months of 2000 was $43.9 million, $70.5 million, $97.8 million and $44.1 million, respectively.

     Restrictive covenants in our indentures and credit facility may adversely affect us.

     The indentures governing our 11 1/4% Senior Subordinated Discount Exchange Notes due 2008 and 15% Senior Discount Exchange Notes due 2005 and our bank credit facility contain covenants that limit our ability to engage in certain transactions. The restrictions affect our ability to:

     o     incur additional indebtedness;

     o     make prepayments of certain indebtedness;

     o     pay dividends;

     o     make investments;

     o     engage in transactions with affiliates;

     o     issue capital stock of certain subsidiaries;

     o     create liens;

     o     sell assets; and

     o     engage in mergers and consolidations.

These restrictions are subject to a number of important qualifications and exceptions. Although the indentures will generally restrict our ability to incur indebtedness, they will permit an unlimited amount of additional indebtedness to finance the acquisition of equipment, inventory and network assets. However, one indenture prohibits us from granting liens to secure more than $175 million of indebtedness (other than intercompany indebtedness).

     Our credit facility also contains financial covenants based on our traditional paging business. As wireless data emerges as our primary business, our traditional paging units in service are declining. Due to that decline, we expect that, after the close of the fourth quarter of this year, we will not be in compliance with certain covenants in our credit facility related to the traditional paging business. We have begun discussions with our banks to modify the covenants to reflect more fully the importance of our wireless data business. We believe we will be successful in doing so, but there is no assurance that we will.

     Our ability to generate sufficient revenue for our financial needs depends on our ability to achieve our growth strategy.

     The successful implementation of our strategy to increase cash flow through the expansion of our wireless data subscriber base by marketing wireless data services is necessary for us to meet our capital expenditures, working capital and debt service requirements. We expect to continue to incur operating losses for the next few years. Our strategy assumes that the wireless data services industry will grow rapidly. We cannot assure you that we will be able to achieve the growth contemplated by our business strategy. We may not be able to make required payments on our outstanding indebtedness and may have to refinance our outstanding indebtedness in order to repay such obligations. We cannot assure you that we will be able to refinance our outstanding indebtedness.

     Subscriber disconnections can adversely affect our business.

      Our results of operations are significantly affected by subscriber disconnections. In order to realize net growth in units in service, disconnected users must be replaced, and additional users must be added. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Expenses associated with placement of units through our national retail distribution channel exceed the sales price and service initiation fee. For 1997, 1998, 1999 and the three months ended June 30, 2000 average monthly disconnection rates were 2.5%, 3.2%, 3.1% and 3.0%, respectively.

     Our business depends on our key personnel.

      Our future success depends to a significant extent on the continued services of our key executive officers. We have a retention agreement only with John D. Beletic, our Chairman and Chief Executive Officer. We have entered into non-competition agreements with all of our current executive officers. The loss or unavailability of one or more of our executive officers, or our inability to attract or retain key employees in the future, could adversely affect our operations.

     Our future success depends on our ability to manage future growth.

     Our future performance will depend upon our ability to manage our growth effectively. We need to improve and expand our operating, financial, accounting, information and customer service systems, and to expand, train and manage our employee base. Any inability to expand in accordance with our plans or to manage our growth could have a material adverse effect on our business, financial condition and results of operations.

     Because of the fast pace of technological change in the telecommunications industry, there is a risk that we will fall behind or will fail to successfully address this change, which could harm our ability to compete and could materially and adversely affect our business and results of operations.

      The telecommunications industry is characterized by rapid technological change. Future technology advances in the industry may result in the availability of new services or products that could compete directly with our wireless data and paging services. Changes in technology could also lower the cost of competitive products and services to a level where our products and services become less competitive or we are required to reduce the prices of our services.

     We depend on key suppliers that we do not control.

     We do not manufacture any of the subscriber units or infrastructure equipment used in our operations. We buy subscriber units primarily from Motorola and Glenayre and are dependent on such manufacturers to obtain sufficient inventory for new subscriber and replacement needs. We purchase terminals, transmitters, receivers and other infrastructure equipment primarily from Glenayre. We are dependent on Glenayre for sufficient infrastructure equipment to meet our expansion and replacement requirements. We cannot assure you that we will obtain subscriber units and infrastructure equipment in the future as needed. Like many other national paging companies, our network depends on the continued availability of satellite communications. We utilize two satellites to control most of our network. Each satellite has the additional capacity to provide the service now provided by both. The mechanical failure of a satellite would create a service outage in the part of our network served by that satellite until we are able to re-orient the satellite dish antennas at each transmission site to receive signals from the other satellite or a back-up satellite. The simultaneous failure of both satellites could have an adverse material effect on our operations. We do not carry insurance against this type of event.

     Our operations are subject to various government regulations.

     We and the rest of the wireless communications industry are subject to regulation by the FCC and various state regulatory agencies. From time to time, legislation and regulations could be adopted that could adversely affect our business.

     Our existing principal stockholders control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

     At September 30, 2000, The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., Morgan Stanley Venture Capital Fund, L.P., Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II C.V., MSCP III 892 Investors, L.P. and Morgan Stanley Venture Investors, L.P. owned approximately 37% of our outstanding Class A Convertible common stock, which is the only class of voting common stock, and 42% of all classes combined of our outstanding common stock. The general partner and/or the managing general partner of each of the general partners of the Morgan Stanley shareholders is a wholly-owned subsidiary of Morgan Stanley, Dean Witter & Co. Three of the seven directors of the Company are employees of Morgan Stanley & Co. Incorporated, which is a wholly-owned subsidiary of Morgan Stanley, Dean Witter & Co. As a result of their ownership interest, the Morgan Stanley shareholders have a significant influence over our affairs.

     Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

     Future sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could hurt the market price of the stock. The shares that we sell to the public in this offering of our common stock will be freely tradable without restriction under the Securities Act of 1933 by persons other than our "affiliates," as defined under the Securities Act.

     Anti-takeover provisions could adversely affect the price of our common stock.

     Provisions of our certificate of incorporation, by-laws and Delaware law may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable. This could adversely affect the price of our common stock and could discourage offers to acquire our stock at prices that represent a premium over then-current market prices.

     Our commitments to issue additional common stock may adversely affect the market price of our common stock and may impair our ability to raise capital.

     We currently have outstanding commitments, in the form of options, convertible securities and warrants, to issue a substantial number of new shares of our common stock. The shares subject to these issuance commitments will to some degree be issued in transactions registered with the Securities and Exchange Commission and thus will be freely tradable.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this prospectus are forward-looking statements concerning our operations, economic performance and financial condition. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, are included, for example, in the discussions about:

     o     our strategy;

     o     product sales and revenues;

     o     new product development or product introduction;

     o     expenses, EBITDA and net income; and

     o     our operational and legal risks.

     These statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors".

                                USE OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, primarily to fund our operations and capital expenditures, and a portion of the net proceeds may be used to pay interest.

                                DIVIDEND POLICY

     We have not paid dividends on our common stock since our organization in 1989, and we do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings for the development of our business. Our Board of Directors will determine our future dividend policy on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, our debt instruments substantially restrict (and currently prohibit) the payment of cash dividends.

                            MARKET PRICE INFORMATION

     Our common stock is listed and traded on the Nasdaq National Market under the symbol "WLNK." The following table sets forth the high and low sales prices of our common stock for the periods indicated.

                                                               Common
                                                     ------------------------
                                                       High             Low
                                                     --------         -------
Year ended 1998
   First Quarter.................................    $10 7/16         $ 7
   Second Quarter................................     10 7/8            8 7/16
   Third Quarter.................................     10 1/6            6 1/4
   Fourth Quarter................................      8 3/4            5
Year ended 1999
   First Quarter.................................      7 1/4            4 13/16
   Second Quarter................................      7 9/16           3 3/4
   Third Quarter.................................      8 1/8            4 5/8
   Fourth Quarter................................     18 5/8            5
Year Ended 2000
   First Quarter.................................     27 1/4           12 3/8
   Second Quarter................................     14                4 3/8
   Third Quarter.................................     16 1/2            6 1/16
   Fourth Quarter (through October 27, 2000).....      8 1/2            5 3/16

                        SHARES ELIGIBLE FOR FUTURE SALE

     The shares of our common stock sold pursuant to this prospectus will be freely tradable without restriction under the Securities Act of 1933 except for any such shares which may be acquired by one of our affiliates as that term is defined in Rule 144 promulgated under the Securities Act of 1933, which shares will remain subject to the resale limitations of Rule 144.

     Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

     o  1% of the then outstanding shares of common stock; and

     o the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about us.

     In the event that any person, who is deemed to be our affiliate, purchases shares of our common stock or acquires shares of our common stock pursuant to one of our employee benefit plans, the shares held by such person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not our affiliates are thereafter freely tradable without restriction.

     Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Shares sold pursuant to this prospectus will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. Our affiliates would be subject to the restrictions of Rule 144 described above.

     At September 30, 2000, we had outstanding 42,527,287 shares of Class A Convertible common stock, 3,809,363 shares of Class B common stock, no shares of Class C common stock, and 131,250 shares of Class D common stock. Shares of Class B, C and D common stock are convertible, subject to certain ownership and regulatory restrictions, at the option of the holder into an equal number of shares of Class A Convertible common stock. At September 30, 2000, the Company had outstanding 6,678,726 options to purchase shares of Class A Convertible common stock pursuant to the Non-Employee Directors Stock Option Plan, the Fifth Amended and Restated 1991 Stock Option Plan and the 2000 Flexible Incentive Plan, and 1,075,000 phantom stock units pursuant to the 2000 Flexible Incentive Plan. All of these shares were registered pursuant to a Form S-8 registration statement. In addition, at September 30, 2000, 1,134,088 shares of Class A Convertible common stock are issuable upon the exercise of outstanding warrants. At September 30, 2000, 41,813,001 shares of Class A Convertible common stock were freely transferable, subject to the restrictions on resale by affiliates under Rule 144 discussed above.

                              PLAN OF DISTRIBUTION

     We may sell the shares of common stock in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of the shares, including

        (a) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, and

        (b) the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale of the shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

     We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

     Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     We have engaged on a best efforts basis Ladenburg Thalmann & Co, Inc. as our exclusive placement agent for a limited period of time with respect to an offering of up to $50,000,000 of our common stock. Ladenburg Thalmann has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and the institutional investors. Ladenburg Thalmann is not committed to purchase, and except as disclosed in a further supplement to this prospectus Ladenburg Thalmann will not purchase, any of our securities for its own account or for any discretionary accounts managed by it, regardless of whether it does or does not successfully identify others to purchase any shares of our securities.

     We have agreed to pay Ladenburg Thalmann a placement fee equal to 3% of the gross proceeds from each sale of securities. We have also agreed to pay Ladenburg Thalmann a $35,000 non-accountable expense allowance which was paid upon the engagement of Ladenburg Thalmann. In addition, we have agreed to indemnify Ladenburg Thalmann against liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     Certain legal matters relating to the shares of common stock offered hereby will be passed upon for WebLink Wireless by Frederick G. Anderson, Esq., General Counsel of WebLink Wireless.

                                    EXPERTS

     The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the shares of common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the shares of common stock offered in this prospectus, you should refer to the registration statement and its exhibits and our other SEC filings.

     You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. This website contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

     1. Our annual report on Form 10-K for the year ended December 31, 1999;

     2. Our current report on Form 8-K dated March 13, 2000;

     3. Our proxy statement for the 2000 annual meeting of stockholders;

     4. Our quarterly report on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

     5. The description of our capital stock under the caption "Description of Capital Stock" in our registration statement on Form S-1
        (File No. 333-03012).

     We also incorporate by reference all documents subsequently filed by us pursuant to Section 12, 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares being offered in this prospectus are sold.

     We will provide without charge to each person to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to WebLink Wireless, Inc., 3333 Lee Parkway, Suite 100, Dallas, Texas 75219, Attention Kelly Prentiss (214) 765-3874.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

                                                                   Amount to be
                                                                      Paid
                                                                   ------------
Registration fee................................................    $   17,426
Legal fees and expenses.........................................        75,000
Nasdaq additional share listing fee.............................        17,500
Transfer agent's fees...........................................         6,000
Accounting fees and expenses....................................        50,000
Miscellaneous...................................................        50,000
                                                                    ----------
   TOTAL........................................................    $  215,926
                                                                    ==========

Item 15.  Indemnification of Directors and Officers

     Our certificate of incorporation limits, to the fullest extent permitted by Delaware corporate law, the personal liability of directors for monetary damages for breach of their fiduciary duties.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Our board of directors may provide similar indemnification of our officers, employees and agents as they deem appropriate and as authorized by Delaware law. We may purchase insurance on behalf of any director, officer, employee or agent against any expense incurred by such person in his or her capacity.

Item 16.  Exhibits and Financial Statement Schedules

      (a)  The following exhibits are filed as part of this Registration
           Statement:

     Exhibit No.        Document
     ----------         --------
   *  1.1          Underwriting Agreement

  **  5.1          Opinion of Frederick G. Anderson, Esq., General
                   Counsel of WebLink Wireless, Inc.

  ** 23.1          Consent of Arthur Andersen LLP, Independent Auditors

  ** 23.2 Consent of Frederick G. Anderson, Esq., General Counsel of WebLink Wireless, Inc. (included in Exhibit 5.1)

  ** 24.1 Power of Attorney (included on the signature page of the Registration Statement)
----------
 * To be filed as an amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K.

**  Filed herewith.



Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registrant statement,

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 2nd day of November, 2000.

                                         WebLink Wireless, Inc.


                                         By: /s/ John D. Beletic
                                             -----------------------------------
                                             Name:  John D. Beletic
                                             Title: Chairman and Chief Executive
                                                    Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Beletic and John R. Hauge, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                Title              Date
      ---------                                -----              ----
/s/ John D. Beletic               Chairman and Chief           November 2, 2000
-----------------------------     Executive Officer
John D. Beletic                   (Principal Executive
                                  Officer)


/s/ John R. Hauge                 Vice President, Finance,     November 2, 2000
-----------------------------     Chief (Financial Officer
John R. Hauge                     and Treasurer Principal
                                  Financial and Accounting
                                  Officer)


/s/ Leigh J. Abramson             Director                     November 2, 2000
-----------------------------
Leigh J. Abramson


/s/ Albert C. Black               Director                     November 2, 2000
-----------------------------
Albert C. Black


/s/ Guy L. De Chazal              Director                     November 2, 2000
-----------------------------
Guy L. De Chazal


/s/ Steven B. Dodge               Director                     November 2, 2000
-----------------------------
Steven B. Dodge


/s/ Michael C. Hoffman            Director                     November 2, 2000
-----------------------------
Michael C. Hoffman


                                  Director                     November 2, 2000
-----------------------------
Pamela D.A. Reeve

                                 EXHIBIT INDEX

Exhibit No.                   Document
-----------                   --------

 *  1.1      Underwriting Agreement

 ** 5.1 Opinion of Frederick G. Anderson, Esq., General Counsel of WebLink Wireless, Inc.

 **23.1      Consent of Arthur Andersen LLP, Independent Auditors

 **23.2 Consent of Frederick G. Anderson, Esq., General Counsel of WebLink Wireless, Inc. (included in Exhibit 5.1)

 **24.1 Power of Attorney (included on the signature page of the Registration Statement)
----------
 * To be filed as an amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K.

**  Filed herewith.